CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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     We  consent  to incorporation by reference in the Registration Statement on
Form S-8 (SEC File No. 333-103791), filed on March 13, 2003, of our independent auditor's report dated April 10, 2003 with respect to the balance sheets of Star E Media Corporation as of December 31, 2002 and 2001 and the related statements of operations, stockholders' equity, and cash flows for the period from March 8, 2000 (inception) to December 31, 2000 and the years ended December 31, 2002 and 2002 of Star E Media Corp., which report appears in the 2002 Annual Report on Form 10-KSB of Star E Media Corp.



/s/ Mark Shelley
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Mark  Shelley
Shelley  Intl.,  CPA
Mesa,  Arizona

April  17,  2003